Exhibit 99.1

BRE CORPORATE NEWS
Investor Contact: Henry L. Hirvela, 415.445.6582
Media Contact: Thomas E. Mierzwinski, 415.445.6525

BRE PROPERTIES NAMES STEPHEN DOMINIAK CHIEF INVESTMENT OFFICER

August 12, 2008 (San Francisco) – BRE Properties, Inc. (NYSE:BRE) today announced the appointment of Stephen C. Dominiak to executive vice president and chief investment officer, effective September 2, 2008.

Dominiak, 44, will be responsible for all investment-related activities, including strategic and tactical considerations; sourcing new development opportunities and stabilized property acquisitions; land entitlement; product development; and construction. In addition, he will oversee investment policies, asset allocation guidelines, underwriting, and compliance and risk procedures. He will manage a 57-member team of development, acquisition and construction professionals in Southern California, Northern California and Seattle.

“I am so pleased to welcome Steve to BRE as our new CIO,” said BRE President and Chief Executive Officer Constance B. Moore. “Steve is a seasoned multifamily developer with strong leadership skills that will prove to be a benefit to BRE as we scale our business, primarily through development. His experience and expertise complement our strategy of developing urban infill, transit-oriented communities that appeal to today’s discriminating renter and produce long-term value for our shareholders.”

Over his 20-year career in real estate, Dominiak has been involved in every aspect of development, such as analysis, financing, underwriting, development, acquisition and construction. In total, he has played a leadership role in the acquisition, renovation, development and construction of 13,000 multifamily units with a total cost of more than $3.0 billion. In his most recent position as divisional president and managing partner for JPI’s western division, Dominiak led a 45-person team and a $676 million multifamily and mixed-use pipeline as well as an additional $617 million in planning or under control in the western United States. He has also served as group vice president for Archstone-Smith Trust in Southern California, and as division vice president for BRE in Southern California.

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BRE Properties, Inc. • 525 Market Street, 4th Floor • San Francisco, CA 94105 • Fax: 415.445.6505 • breproperties.com

Dominiak received an MBA from the University of California, Irvine, and both a master’s degree in city and regional planning and a bachelor’s degree in architecture from the University of Texas, Arlington. He will be based in the company’s Irvine, California office.

About BRE Properties

BRE Properties – a real estate investment trust – develops, acquires and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 80 apartment communities totaling 22,680 units in California, Arizona and Washington. The company currently has seven other properties in various stages of development and construction, totaling 2,077 units, and joint venture interests in 13 additional apartment communities, totaling 4,080 units. (Property data as of June 30, 2008.)

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BRE Properties, Inc. • 525 Market Street, 4th Floor • San Francisco, CA 94105 • Fax: 415.445.6505 • breproperties.com